Exhibit 99.1



FOR IMMEDIATE RELEASE                        CONTACT: Ed Dunn
ATTN: BUSINESS/FINANCIAL EDITORS                      (312) 917-7763



  NUVEEN TO ACQUIRE RITTENHOUSE FINANCIAL SERVICES, INC.


   CHICAGO, July 15, 1997 -- The John Nuveen Company today announced that it has entered into an agreement to acquire Rittenhouse

Financial Services, Inc.  Rittenhouse manages approximately $9 billion in assets -- predominantly in individually managed equity and balanced accounts offered through major broker-dealer firms.


        "The management of individual portfolios for affluent investors is an important and growing segment of the investment management business,"

said Nuveen Chairman Timothy R. Schwertfeger, "and Rittenhouse has built an outstanding franchise in this area, based on a fine reputation for client service and an investment focus on high-quality, large-cap, growth stocks with consistent and predictable growth in earnings and dividends.  These qualities make Rittenhouse an excellent match to the needs of Nuveen's cus-

tomers, especially the financial advisers who work with affluent investors.


        "Rittenhouse has an excellent team of people and we are particularly attracted to their approach to achieving solid returns with moderated risk,

an approach which appeals to Nuveen's core investors," added Mr. Schwert-

feger.



                               --more--



PAGE TWO - NUVEEN TO  ACQUIRE RITTENHOUSE FINANCIAL SERVICES


        "Rittenhouse is proud to join a world-class organization like The

John Nuveen Company," said Richard D. Hughes, President of Rittenhouse Fi-

nancial Services, Inc.  "Our clients will continue to find the long-term investment approach and high-quality customer service we have always pro-

vided at Rittenhouse.  Now we will have the support and resources of a pre-

mier financial services company."


        Mr. Hughes will continue as President of Rittenhouse.  The company's founder and Chief Investment Officer, George W. Connell, will continue to lead the firm's investment committee.  Rittenhouse will be managed as a wholly-owned subsidiary of Nuveen and will operate under its own name and keep its headquarters in Radnor, PA, a suburb of Philadelphia.


        "This is the next logical step in the unfolding evolution of Nu-

veen," said Mr. Schwertfeger.  "We're continuing to expand beyond our his-

torical base to provide a broader range of investment alternatives to inves-

tors who rely on their investments as a primary source of their financial security.  Last year, we introduced Nuveen's first equity and balanced mu-

tual funds.  These funds, available to the public for only the last seven months, now have combined assets of more than $800 million and are 'best in class' performers among value-oriented funds, with the Nuveen Growth and

Income Stock Fund generating a return of over 40 percent since its incep-

tion.  With the addition of Rittenhouse, Nuveen manages or oversees more than $60 billion in a broad range of high quality investment products and services for mature investors, who currently number 1.3 million."



                                --more--


        Mr. Schwertfeger went on to note that the acquisition of Rittenhouse

Financial Services, Inc. involves a cash purchase of $145 million and is expected to close by the end of September, following ratification by Rit-

tenhouse investors and after regulatory approval.  Additionally, Rittenhouse will be adopting a new incentive program for its employees to maintain con-

tinuity in management and operations.


        Founded in 1898 and headquartered in Chicago, Nuveen specializes in high quality investment products and accompanying services, as well as pro-

viding municipal and corporate investment banking services.


        The John Nuveen Company is listed on The New York Stock Exchange and trades under the symbol "JNC."



                                     ####